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EXHIBIT 99.1

Contacts:
Hope Ni                                         Matthew Hayden
Chief Financial Officer                         President, Hayden Communications
Email: hopeni@comtech.com.cn                    843-272-4653
North America                                   matt@haydenir.com

                               COMTECH GROUP, INC.
                      REPORTS RECORD FIRST QUARTER REVENUES


SHENZHEN, China, May 12, 2005 -- Comtech Group, Inc. (NASDAQ: COGO), a leading provider of customized module design solutions, today announced financial results for its first quarter of 2005, which ended March 31, 2005. The Company reported improved net revenue of $20.8 million, up 11.8% compared to the first quarter of 2004, which reflects an increase in revenues derived from its installed customer base in China. All markets including wireless, broadband and, for the first time in the first quarter of 2005, digital consumer electronics contributed to results with each showing revenue growth in comparison to the first quarter of 2004. Collectively, these represent some of the fastest growing consumer markets in China.

KEY FINANCIAL INDICATORS
(all numbers in thousands, except per-share amounts)

                                    Q1 2005

Consolidated revenue                $20,782
Cost of revenue                     $17,606
Gross Profit                        $3,176
SG&A                                $797
R&D                                 $156
Income from operations              $2,223
Net Income (loss)                   $1,911
EPS - Basic                         $0.08
EPS - Diluted                       $0.07
Diluted Shares                      26,872

First quarter highlights include:


   o Since January 31, 2005, Comtech's common stock has been quoted on the NASDAQ National Market. This NASDAQ listing better positions the Company to reach a broader range of investors and provides improved liquidity for the Company's shares.
   o In the first quarter of 2005, the Company generated the first revenues from its digital consumer electronics initiative through the introduction of customized module design solutions for the IPTV set-top boxes. For the first quarter of 2005, revenue from the digital consumer electronics end-market together with our existing proprietary product was $952,000, or approximately 5% of the Company's total revenue during the period. With increasingly advanced technology requirements within various segments of the consumer electronics market, we believe that consumer electronics manufacturers in China are increasingly demanding more customized module design solutions to ensure that their products incorporate the latest technology. An example of this is the growing DTV market in China: In February 2005, BDA reported that the number of DTV subscribers was 0.3 million in 2003 and forecast the number of DTV subscribers to rise to 6.0 million in 2005. The Company believes this market will be a strong growth driver going forward and expects higher gross margins on these products.
   o In the 1Q05 the Company successfully launched and generated the first revenues and profits from the new business line with Broadcom.
   o The Company introduced its 1 Megabit camera module and MP3 player modules to mobile handset manufacturers. This additional functionality is expected to be embraced by consumers for next generation handsets and the Company expects this offering to increase its revenue per handset sold.
   o The Company enhanced its in house R&D capabilities to focus on developing new technologies and new solutions. Comtech opened two research centers in Shenzhen and Shanghai, which will be utilized to develop technologies or solutions related to the newly launched storage solution business, digital electronics products and other new product lines. These initiatives are expected to yield revenues and profits starting in the second quarter of 2005.

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"We continued to show year over year and sequential growth in revenues, benefiting from solid demand across our key end-markets, and maintaining our profitability despite increased expenses related to the ongoing enhancement of our R&D capabilities, including significant additions to our technical team," said Jeffrey Kang, Chairman and Chief Executive Officer. "We invested approximately $60,000 to open two new facilities to support our new growth initiatives including our newly launched storage solution business and Broadcom product lines, slightly impacting our earnings, but setting the stage for future growth. Our recent initiative to focus on the digital consumer electronics end-market, particularly IPTV Set-top boxes, is beginning to contribute to our top line and we believe these initiatives will enhance our profitability this year. We have established key relationships with leading manufacturers in these markets, and now our established relationships represent over 200 of the largest and best-known manufacturers of wireless handset and telecom equipment products in China. Our value proposition in this market is both proven and clear: we provide customized design solutions which reduce our customers' time-to-market for new differentiated products while also lowering their overall costs of production."

FINANCIAL RESULTS

Revenue for the quarter was $20.8 million (USD), an increase of 11.8% compared to the $18.6 million reported for the first quarter last year. This exceeded the Company's previously announced guidance for 5% to 10% revenue growth compared to the first quarter of 2004. Mobile handset related sales increased by $.8 million or 6.6%, and telecom equipment related sales increased by $.7 million, or 11% from the first quarter of 2004. Sales related to consumer electronics products and other products, increased by $.7 million, or 282.9%, from the first quarter of 2004.

Cost of revenues, which includes the aggregate purchase of components from suppliers, were $17.6 million compared to $15.7 million, an increase of 12.1% from the first quarter of 2004. Gross profit for the quarter was $3.2 million, up 10.3% compared to $2.9 million for the first quarter of 2004. Gross margins remained stable at approximately 15.3% compared to 15.4% in the first quarter of 2004; with minor fluctuations due to changes in product mix during the quarter. Wireless showed modest growth on a year over year basis and management expects improvement throughout the remainder of the year.

Selling, general and administrative expenses were $797,000, up 162.2% compared to the $304,000 reported last year. The increase was primarily attributed to corporate expenses related to being a public company in the U.S. following the Company's share exchange in July 2004 as well as the retention of additional employees.

Research and development expenses were $156,000, up 59.2% compared to $98,000 reported in the first quarter of 2004. The increase was primarily attributed to additional research and development personnel and new digital consumer electronic products initiatives. In addition, the Company opened two new research centers, one in Shenzhen and one in Shanghai, to service the expected increase in digital consumer electronic products and the new storage solution business. The increased research and development expenses are expected to ultimately grow revenue.

The effective tax rate for the three months ended March 31, 2005 was 8.2% compared to 2.3% for the comparable period in the prior year, resulting in a $124,000 increase in income tax. The increase in the effective tax rate was mostly due to the expiry of the preferential tax period of two of Comtech's PRC operating subsidiaries. The tax rate is expected to decline to approximately 5% during the second half of the 2005.

The Company reported net income of $1.9 million, or $0.08 per basic and $0.07 per diluted share, compared to net income of $2.3 million, or $0.11 per basic and $0.11 per diluted share in the first quarter of 2004. Net margins for the quarter were 9.2%. The Company had approximately 26.9 million diluted shares outstanding as of March 31, 2005, an increase of 32.5% compared to 20.3 million in the March 31, 2004. The increase in shares resulted from a private placement completed last fall of 3,150,000 shares and options to purchase over 1,900,000 shares granted to Company employees. The majority of these options have not been vested and will vest over a three-year term. These factors, in addition to the ramp in expenses, led to the decline in diluted earnings per share.

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"We continue to see significant growth in wireless, broadband, and digital electronics within the mobile handset, telecom equipment and consumer electronics end markets," Mr. Kang continued. "These markets have become important drivers in the growth of China's overall manufacturing industry and the overall economy. We are benefiting from these trends in conjunction with our ability to provide a larger number of customized module design solutions to further penetrate our current customer base. We believe that our focus on solutions and customers targeting broadband within the telecom equipment end-market which includes the data communications segment covering asymmetric digital subscriber line (ADSL) modems and Voice over Internet Protocol (VoIP) equipment, network security, and optical transmission systems will benefit from expected continued growth. Currently, China is the second largest broadband market in the world behind the United States, with the broadband market in China expected to continue to experience strong growth. Collectively, we believe our core and new markets will enable us to leverage our diverse customer base to further our growth prospects. In addition, our focus on key partnerships to incorporate new solutions and technology into our design wins is expected to increase incremental revenues and overall margins associated with those revenues."

NEW GROWTH INITIATIVES SUBSEQUENT TO THE QUARTER:

   o Comtech has initiated a new business line, namely, storage solutions for data. The Company believes this product line will expand the market opportunity within the Company's existing three key vertical markets. Revenues and profits are expected in the near term from the sale of storage related products. The gross margins for storage solutions are expected to be higher than the Company's current average margins.

BALANCE SHEET

The Company completed the quarter with cash and equivalents of approximately $5.2 million and a current-ratio of 2.8 to 1.

TELECONFERENCE INFORMATION

As, previously announced, the Company will host a conference call at 2 p.m. Pacific (5 p.m. Eastern) on Thursday, May 12, 2005, to discuss the results. Please dial 785-832-0326 or 800-905-0392 to listen to the live call. The conference call ID is "Comtech." In addition, you can access the conference call via webcast at the following link:
http://phx.corporate-ir.net/playerlink.zhtml?c=187932&s=wm&e=1060147

ABOUT-COMTECH

         Comtech Group is a leading provider of customized module design solutions in China and serves as a gateway to leading electronics manufacturers in China. Comtech Group has historically focused on the mobile handset and telecom equipment end-markets, but has recently expanded its addressable market to include the consumer electronics end-markets. Over the last three years, Comtech has worked with over 200 customers. Comtech's customer base includes most of the largest and best-known manufacturers in the mobile handset, telecom equipment and consumer electronics end-markets in China.

CURRENCY CONVERSION

The unaudited consolidated financial information is reported in Renminbi ("RMB") because all of the Company's material operating entities are based in and operated entirely within the People's Republic of China. The translation of RMB amounts into U.S. dollar amounts is included solely for the convenience of the readers of the financial statements and has been calculated at the rate of US$1 to RMB 8.2765, the approximate exchange rate at March 31, 2005. Such transactions should not be construed as representations that the RMB amounts could be converted into USD at that rate or any other rate.


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SAFE HARBOR STATEMENT

This press release includes certain statements that are not descriptions of historical facts, but are forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include statements about our plans and objectives for future expansion, including into our new digital consumer electronic and storage solution products; expectations for the domestic mobile handset, telecom equipment, consumer electronic and storage solution end-markets in China; anticipated margins for our solutions; general and cyclical economic and business conditions, and, in particular, those in China's mobile handset, telecom equipment and consumer electronics industries; our ability to enter into and renew key corporate and strategic relationships with our customers and suppliers; changes in the favorable tax incentives enjoyed by our PRC operating companies; and other statements containing forward looking terminology such as "may," "expects," "believes," "anticipates," "intends," "expects," "projects," "looking forward" or similar terms, variations of such terms or the negative of such terms. Such information is based upon various assumptions made by, and expectations of, our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions which are subject to change. Accordingly, there can be no assurance that actual results will meet expectations and actual results may vary (perhaps materially) from certain of the results anticipated herein. For a further description of these and other risks and uncertainties see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at www.sec.gov.

                                  Tables Follow


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


               COMTECH GROUP INC. f/k/a TRIDENT ROWAN GROUP, INC. and SUBSIDIARIES
                    Unaudited Condensed Consolidated Statements of Operations
                            Three months ended March 31, 2005 and 2004

                                         Q1              Q1              Q1              Q1
                                        2005            2005            2004            2004
                                    ------------    ------------    ------------    -------------
                                      $US'000          RMB'000        $US'000          RMB'000
NET REVENUES                              20,782         172,001          18,577         153,754
 Cost of revenues                        (17,606)       (145,716)        (15,718)       (130,092)
 Gross profit                              3,176          26,285           2,859          23,662

 Selling, general and
   administrative expenses                  (797)         (6,607)           (304)         (2,520)
 Research and development expense            156           1,287              98             809
 Income from operations                    2,223          18,391           2,457          20,333
 Interest expense                            (47)           (393)            (39)           (322)
 Interest income                               3              29               1              11
 Income before income tax                  2,179          18,027           2,419          20,022
 Income tax                                 (180)         (1,487)            (56)           (465)
 Income before minority interests          1,999          16,540           2,363          19,557
 Minority interests                          (88)           (729)            (84)           (697)
NET INCOME                                 1,911          15,811           2,279          18,860

EARNINGS PER SHARE                           $              RMB          $                  RMB
 - Basic                                    0.08            0.62     $      0.11            0.93
 - Diluted                                  0.07            0.59     $      0.11            0.93

WEIGHTED AVERAGE NUMBER OF
  SHARES OUTSTANDING
 - Basic                              25,381,853      25,381,853      20,251,075      20,251,075
 - Diluted                            26,871,865      26,871,865      20,251,075      20,251,075



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                 COMTECH GROUP INC. f/k/a TRIDENT ROWAN GROUP, INC. and SUBSIDIARIES
                           Unaudited Condensed Consolidated Balance Sheet
                             As of March 31, 2005 and December 31, 2004


                                                   31-MAR-05    31-MAR-05    31-DEC-04    31-DEC-04
                                                    $'000        RMB'000       $'000       RMB'000
                                                   ---------    ---------    ---------    ----------

ASSETS
 Current assets:
 Cash                                                  5,168       42,771        5,007       41,444
 Trade accounts receivable, net of allowance for
    doubtful accounts                                 24,350      201,532       20,416      168,989
 Bills receivable                                      4,363       36,109        9,344       77,338
 Other receivables                                       465        3,852          262        2,176
 Inventories                                           3,989       33,017        1,921       15,903
 Total current assets                                 38,335      317,281       36,950      305,850

 Property and equipment, net                             419        3,467          401        3,317

TOTAL ASSETS                                          38,754      320,748       37,351      309,167

LIABILITIES AND SHAREHOLDERS' EQUITY
 Current liabilities:
 Trade accounts payable                                8,502       70,370        6,411       53,063
 Amount due to other related party                       192        1,592          265        2,192
 Bank borrowings                                       4,137       34,236        6,489       53,707
 Income tax payable                                      345        2,857          180        1,487
 Accrued expenses and other liabilities                  730        6,043        1,026        8,506
 Total current liabilities                            13,906      115,098       14,371      118,955

 Minority interests                                      596        4,933          508        4,204

 Shareholders' equity
 Common stock                                            255        2,113          254        2,099
 Additional paid-in capital                           14,165      117,236       14,302      118,383
 Deferred stock-based compensation                       (26)        (216)         (30)        (247)
 Retained earnings                                     9,858       81,584        7,946       65,773
 Total stockholders' equity                           24,252      200,717       22,472      186,008

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY            38,754      320,748       37,351      309,167


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